                                                                     Exhibit 4.7

                       UNANIMOUS SHAREHOLDERS' AGREEMENT

ENTERED INTO in the City of Montreal, Province of Quebec, as of February 18,
2000.

AMONG: DRAXIS HEALTH INC., a corporation incorporated under the laws of Canada, having its head office at 6870 Goreway Drive, Mississauga, Ontario, L4V 1P1, acting and represented herein by Dr. Martin Barkin, its President and CEO, duly authorized for the purposes hereof as he so declares;

                    ("DHI")

AND: SGF SANTE INC., a company duly incorporated under the laws of Quebec, having its head office at 600 de La Gauchetiere Street West, Suite 1700, Montreal, Quebec, H3B 4L8, acting and represented herein by Francis Bellido, its President, and by Michel Beland, its Secretary, duly authorized as they so declare;

                    ("SGF Sante")

AND: DRAXIS PHARMA INC., a corporation duly incorporated under the laws of Canada, having its head office at 1170 Peel Street, 5th Floor, Montreal, Quebec, H3B 4S8, acting and represented herein by Dwight Gorham, its President, duly authorized for the purposes hereof as he so declares;

                    (the "Corporation")

AND: DWIGHT GORHAM, businessman, residing at 522 Macquet, L'Ile Bizard, Quebec, H9C 2S4;

                    ("Gorham")

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                                      -2-


AND: MOHAMMED BARKAT, businessman, residing at 146 MacDonald, Kirkland, Quebec, H9J 3Z3;

                    ("Barkat")

                    (Gorham and Barkat are sometimes collectively referred to as "Management")

WHEREAS the Corporation is authorized to issue an unlimited number of Common shares, of which 19,663,632 common shares are issued and outstanding and registered in the names of the following shareholders:

          SHAREHOLDER                         NUMBER AND CLASS OF SHARES
          -----------                         --------------------------
          DHI                                 13,000,000 common shares (66.11%)
          SGF Sante                            6,302,521 common shares (32.05%)
          Management                             361,111 common shares (1.84%)

WHEREAS the Parties hereto have agreed that it is in their best interests to set forth certain terms and conditions governing the ownership, transfer and issue of the Shares they currently hold in the share capital of the Corporation and of any other subsequently issued Shares of the share capital of the Corporation and to record their mutual understanding as to the manner in which certain affairs of the Corporation shall be conducted and to provide for their respective rights and obligations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the Parties hereby agree as follows:

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                                       -3-


                                    ARTICLE 1

                    RECITALS, DEFINITIONS AND INTERPRETATION

1.1 RECITALS AND SCHEDULES. The recitals and the following schedules form an integral part of this Agreement:

         Schedule 1.1:          Equity Participation Plan
         Schedule 1.12:         Intervention Form
         Schedule 3.1.1:        Business Plan
         Schedule 3.1.17:       Delegation of authority
         Schedule 5.8.2:        Loan
         Schedule 9.4:          Management Employment Contracts

1.2 DEFINITIONS. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

         "ACCEPTABLE SECURITIES" means securities listed on an Acceptable Stock Exchange, where, at the relevant time:

         (i) such securities will be immediately freely tradeable in Canada upon their acquisition;

         (ii) the market capitalization of all such securities shall be not less than $300,000,000 and such securities shall be widely held;

         (iii) such securities are securities of a company of which not less than 40% of all its outstanding securities are so listed and freely tradeable; and

         (iv) there are not less than 40% of such freely tradeable securities which were traded in the immediately preceding 12 months;

         "ACCEPTABLE STOCK EXCHANGE" means the Toronto Stock Exchange, the New York Stock Exchange or NASDAQ;

         "ADDITIONAL RIGHT" has the meaning ascribed to it in section 5.7;

         "AGREEMENT" means this shareholders' agreement including all attached Schedules, as the same may be supplemented, amended, restated or replaced from time to time;

         "APPLICABLE LAW" means any domestic or foreign statute, law, ordinance, regulation, by-law (zoning or otherwise) or order that applies to the Corporation or its Subsidiaries;

         "APPLICABLE FISCAL LAW" means the INCOME TAX ACT (Canada);
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         "AUDITORS" means the auditors of the Corporation in office at the date of the event by reason of which they are called upon to act hereunder, duly commissioned with respect to the fiscal period concerned or, failing this, any chartered accountant specifically designated by the interested Parties for such purpose;

         "BENEFICIARY(RIES)" has the meaning ascribed to it in section 7.1;

         "BOARD" has the meaning ascribed to such term in section 2.1 and "BOARDS" means more than one of them;

         "BUSINESS DAY" means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for the transaction of domestic business in the City of Montreal, Province of Quebec;

         "BUSINESS PLAN" has the meaning ascribed to it in subsection 3.1.1;

         "CAPITAL AMOUNT" has the meaning ascribed to it in section 5.4;

         "CBCA" means the CANADA BUSINESS CORPORATIONS ACT and the regulations thereto as amended from time to time;

         "CONTROL" (and "CONTROLLING") for a legal person means the holding, or exercise of control or direction over, by a Person, directly or indirectly, other than as a creditor only, of securities which grant it more than 50% of the votes that may be cast for the election of the directors of the legal person in question, (irrespective of whether or not, at the time, shares of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency);

         "CONVERTIBLE SECURITY" means a security of a body corporate, including a debt obligation, which is convertible into, exchangeable for or which carries a right or obligation to purchase, one or more shares, voting securities or participating securities of such body corporate including, for greater certainty, options and warrants;

         "DIRECTOR" or "DIRECTORS" means a member or members of the Boards;

         "DISPOSE" (and "DISPOSITION") means to sell, transfer, exchange, give, dispose of or otherwise assign in any manner whatsoever (including without limitation the grant of rights with respect to property), or any attempt to perform any of those operations;

         "EMERGENCY ADVANCE" has the meaning ascribed to it in section 5.4;

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                                      -5-


         "ENCUMBER" means to hypothecate, mortgage, encumber with a charge, lien, priority, appropriation or option or otherwise give as security or encumber in any manner whatsoever, or any attempt to perform any of those operations;

         "EQUITY INVESTMENT" has the meaning ascribed to it in section 5.8.1;

         "EQUITY PARTICIPATION PLAN" means the equity participation plan adopted by the Corporation, a copy of which is attached hereto as Schedule 1.1;

         "FAIR MARKET VALUE" of a Share means the fair market value of the Corporation and its Subsidiaries, if any, as a whole, without any discount such as, but not limited to, a discount for minority interests, low liquidity or absence of market, divided by the number of outstanding Shares of the Corporation at the relevant time. The fair market value of the Corporation shall be established by Certified Business Valuators selected among nationally-recognized accounting firms following the request by the Corporation, DHI or SGF Sante pursuant to the provisions of this Agreement. Each of DHI and SGF Sante shall nominate such a valuator within 10 days of the above request and the valuators shall have a period of 30 days following the expiry of such 10-day delay to establish a fair market value of the Corporation. If the difference between the values so established is less than 15% of the higher value, the fair market value of the Corporation shall then mean the average of the values submitted by such valuators within the delays referred to above. If such difference is equal to or greater than 15% of the higher value, DHI and SGF Sante shall immediately name a third Certified Business Valuator selected at random among the following: Line Racette of Arthur Andersen, Bernard Lauzon of Pricewaterhouse Coopers, Denis Labreche of Ernst & Young and Laurent Despres of Fuller Landau, it being understood that in the event any of such individuals is not available for selection or refuses to act or is no longer with the same firm, then a replacement individual of comparable experience and qualification shall be substituted from the same firm. The third such valuator shall have a period of 10 days to choose between the two above-mentioned valuations. The fair market value of the Corporation shall then mean the value chosen by such third valuator. The Fair Market Value determined in accordance with the foregoing shall be final and not subject to appeal or arbitration pursuant to this Agreement and shall be binding upon the Shareholders and the Corporation. If either party fails to appoint a valuator within the above-mentioned 10-day period, the determination by the valuator who is appointed by the other party shall be final. Each opposing party shall bear the costs of the valuator it nominates. The costs of a third valuator, if any, shall be borne by the party whose value is not chosen by the third valuator;

         "FULLY-PARTICIPATING SHAREHOLDER" has the meaning ascribed to it in section 5.7;

         "GAAP" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered

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                                      -6-


         Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

         "GOOD FAITH OFFER" means an offer:

         (i) which is addressed in writing by a Third Party to a Shareholder for the Disposition of all, and not less than all, of the Shares and Convertible Securities held by such Shareholder;

         (ii) where the purchase price of the Shares and Convertible Securities, if any, is payable as follows:

                  A)       not less than 75% in cash; and

                  B) not more than 25% in Acceptable Securities; for the purposes of exercising the rights of first refusal pursuant to section 6.5 of this Agreement, such portion of the purchase price which is payable in Acceptable Securities shall be deemed to be payable in cash and to be equal to the Market Price of the Acceptable Securities as at the date immediately preceding the date of the Good Faith Offer;

         (iii) in respect of which there accrues to the Shareholder no collateral benefit other than the purchase price of the Shares and Convertible Securities; and

         (iv) which contains no unusual conditions for transactions of the type contemplated and no conditions which one or more of the Parties, as the case may be, would be unable to meet;

         "INCLUDING" means "including without limitation" and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

         "INTER-COMPANY ARRANGEMENTS" has the meaning ascribed to it in subsection 3.1.13;

         "LOAN" has the meaning ascribed to it in section 5.8.2;

         "MARKET PRICE" for securities listed on an Acceptable Stock Exchange means the price, net of all brokerage and transaction fees normally anticipated for the sale of such securities by reputable investment firms, determined as follows:
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                                      -7-


         (i)      except as provided in subparagraphs (ii) or (iii),
                  (A) if the Acceptable Stock Exchange provides a closing price, an amount equal to the weighted average of the closing price of securities of that class on the Acceptable Stock Exchange for each trading day on which there was a closing price for the period of 30 trading days immediately preceding the date on which the market price is being determined (the "relevant period"), and
                  (B) if the Acceptable Stock Exchange does not provide a closing price, but provides only the highest and lowest prices of securities traded, an amount equal to the weighted average of the averages of the highest and lowest prices of the securities of that class for each of the trading days on which there were highest and lowest prices for the relevant period,

         (ii) if there has been trading of the securities of the class on the Acceptable Stock Exchange on fewer than half of the trading days for the relevant period, the average, weighted by number of trading days, of the following amounts established for each trading day of the relevant period,

                  (A) the simple average of the bid and ask price for each trading day on which there was no trading, and

                  (B) either
                           (I) the weighted average of the closing price of the securities of that class for each trading day on which there has been trading, if the Acceptable Stock Exchange provides a closing price, or
                           (II) the weighted average of the averages of the highest and lowest prices of the securities of that class for each trading day on which there has been trading, if the Acceptable Stock Exchange provides only the highest and lowest prices of securities traded on a trading day, or

         (iii) if there has been no trading of the securities of the class on the Acceptable Stock Exchange on any of the trading days during the relevant period, the Market Price shall be deemed to be nil;

         where there is more than one Acceptable Stock Exchange, the Market Price shall be determined by reference to the Acceptable Stock Exchange in Canada if there is one or, if there is no Acceptable Stock Exchange in Canada, by reference to the Acceptable Stock Exchange on which the greatest volume of trading in the securities occurred during the relevant period;

         "MERCK FROSST AGREEMENT" means the agreement entered into as of June 12, 1998 among Merck Frosst Canada Inc., the Corporation, DHI and Draximage Inc.;

         "NON-PARTICIPATING SHAREHOLDER" has the meaning ascribed to it in section 5.7;

         "PARTICIPATING SHAREHOLDERS" has the meaning ascribed to it in section 5.7;

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                                      -8-


         "PARTICIPATION RIGHT" has the meaning ascribed to it in section 5.4;

         "PARTIES" means, collectively, the Shareholders and the Corporation;

         "PARTLY-PARTICIPATING SHAREHOLDER" has the meaning ascribed to it in section 5.7;

         "PERSON" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

         "PRIME RATE" means, for each day, the rate of interest charged by the principal banker of the Corporation expressed in annual percentage, published, advertised and commonly known from time to time as the reference rate on which the rates of interest of such financial institution are based in connection with commercial loans granted in Canada;

         "PRO RATA BASIS" means the proportion that the number of participating and voting Shares held by each Shareholder bears to the total number of outstanding voting and participating Shares, in both cases on a non-diluted basis;

         "RELATED PARTY" with respect to another Person means (i) a Person who/which does not deal at arm's length with this other Person or with any of the Persons described in subparagraphs (ii) to (vi) inclusively of this definition, within the meaning of the Applicable Fiscal Law;
         (ii) a Person who/which is an "associate" in relation to this other Person under the CANADA BUSINESS CORPORATIONS ACT; (iii) a Person in relation to whom/which this other Person is an "associate" under the CANADA BUSINESS CORPORATION ACT; (iv) a Subsidiary of this other Person; (v) a Person in relation to whom/which this other Person is a Subsidiary or (vi) a Person who/which is an "affiliate" of this other Person under the CANADA BUSINESS CORPORATIONS ACT;

         "SHARE" means any share of any class or series of the share capital of the Corporation, as the case may be;

         "SHARE PRICE" has the meaning ascribed to it in section 5.6;

         "SHAREHOLDERS" means DHI, SGF Sante, Management and any other Person which becomes a holder of Shares of the Corporation;

         "SUBSCRIPTION AGREEMENT" means the Subscription Agreement entered into between SGF Sante and the Corporation as of the date hereof, pursuant to which SGF Sante subscribed for 6,302,521 common shares of the Corporation;

         "SUBSIDIARY" means, with respect to any Person, any other Person of which more than 50% of the outstanding stock having ordinary voting power of such other Person (irrespective of

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                                      -9-


         whether or not, at the time, stock of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the first mentioned Person, or by one or more of its subsidiaries;

         "THIRD PARTY" means any Person who is neither a Shareholder, the Corporation, an Affiliate of the Corporation nor a Related Party of a Shareholder, the Corporation or an Affiliate; and

         "TSE" means the Toronto Stock Exchange;

         "$" means Canadian dollars.

1.3 EXTENDED MEANINGS. Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.4 INTERPRETATION NOT AFFECTED BY HEADINGS. The division of this Agreement into articles and the insertion of headings are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.5 APPLICABLE LAW. This Agreement shall be deemed to have been made in the Province of Quebec and shall be interpreted in accordance with an governed by the laws of Quebec and the laws of Canada applicable therein.

1.6 FUNDS. All dollar amounts referred to in this Agreement are in lawful money of Canada.

1.7 CALCULATIONS. All calculations and financial documents required to be made or produced under or pursuant to this Agreement shall be made or produced in accordance with GAAP consistently applied.

1.8 SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceablity shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

1.9 BUSINESS DAY. In the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

1.10     PREAMBLE. The preamble forms an integral part of this Agreement.

1.11 PARAMOUNTCY. If any provision of this Agreement conflicts with the articles or any by-laws of the Corporation, a Subsidiary or any shareholders agreement executed among any (but not all) of the Parties hereto dealing with any matter referred to herein, the provisions of this
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                                      -10-


         Agreement shall prevail and the Parties undertake and covenant to take and cause to be taken all actions necessary to amend such articles, by-laws or other agreement so as to eliminate any conflict.

1.12 INTERVENTION. Any new shareholder of the Corporation not a Party to this Agreement at the date hereof, including any transferee to whom Shares or Convertible Securities are transferred by a Shareholder and any new shareholder acquiring newly issued treasury Shares or Convertible Securities shall, prior to being registered as a shareholder or security holder of the Corporation, sign a declaration, in the form set out in Schedule 1.12, pursuant to which he shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof to the same effect as if originally named in this Agreement as a party hereto; in the case of a transfer, the transferor shall stipulate that such obligation of the transferee is a condition precedent to the validity of the transfer to be made and shall notify the Corporation of the transfer.

                                    ARTICLE 2

                               BOARDS OF DIRECTORS

2.1 NUMBER OF DIRECTORS. The board of directors of each of the Corporation and any of its Subsidiaries (the "Board"), at all times, shall consist of 3 Directors who shall be nominated and elected in accordance with the provisions of this Agreement.

2.2 COMPOSITION OF THE BOARDS. DHI shall be entitled to nominate two representatives as members of each Board and SGF Sante shall be entitled to nominate one representative as a member of each Board. Unless either DHI or SGF Sante decides otherwise with respect to that part of a meeting relating specifically to his performance or to his remuneration, the president, from time to time, of the Corporation shall be entitled to receive notice of and attend meetings of the Boards as an observer, with the right to be heard and to have his views and comments minuted, but no right to vote.

2.3 VACANCIES. Any vacancy on a Board shall be filled to give effect to the scheme of representation established in section 2.2.

2.4 ELECTION. The parties hereto shall vote at all meetings of shareholders of the Corporation and otherwise exercise their rights and take or cause to be taken all measures to ensure that Directors are elected or appointed and maintained in office and vacancies on each Board are filled in conformity with the provisions of sections 2.1, 2.2 and 2.3 hereof and, in particular, to appoint the nominee(s) designated by a party hereto in case of vacancy or replacement.

2.5 UNDERTAKINGS. Each Party hereto shall at all times carry out and use its best efforts to cause the Corporation and its Subsidiaries and, to the extent permitted by Applicable Law, its

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                                      -11-


         nominees on each Board to carry out the provision of this Agreement. Each Party hereto shall duly and punctually do, or cause to be done, all such things, including without limitation, voting or causing to be voted all the shares held by such Party as shall be necessary or desirable to give effect to this Agreement.

2.6 QUORUM AT BOARD MEETINGS. The quorum at meetings of the Boards shall consist of a majority of the Directors in office, provided that each such majority must include the director nominated by SGF Sante. If a quorum is not reached at any meeting, that meeting may be adjourned by the Directors attending to a date no earlier than the third Business Day following the date of the original meeting date and no later than 6 Business Days after such original meeting date, in which case, provided notice of such adjourned meeting has been given to all Directors as soon as possible, the quorum shall be constituted by the Directors present. Directors may attend meetings in person or by telephone.

2.7 CHAIRMAN AND CASTING VOTE. One of the Directors nominated to the Board by DHI shall be chosen as chairman of the Board provided such Director is present at the meeting and DHI continues to hold more than 50% of the outstanding Shares. No chairman of any meeting of a Board shall have a second or casting vote.

2.8 BOARD MEETINGS. Each Board shall hold meetings not less than 4 times in each fiscal year, the respective Board meetings taking place consecutively on the same day at the same place as the meeting of the board of directors of the Corporation, which quarterly meetings shall take place within 45 days of the end of each quarter of the financial year, except the fourth quarter when it shall take place within 75 days of the year end. Each Director shall be reimbursed his out-of-pocket expenses to attend each meeting of the Boards.

2.9 NOTICE OF BOARD MEETINGS. Notices of meetings of the Board shall be sent not less than 10 days in advance. They shall be accompanied by a brief but complete summary of all business on the agenda of the meeting. Not later than five days prior to the date of the meeting, each Director shall have received copies of all documents necessary or useful to allow the Directors to make an informed decision.

                                    ARTICLE 3

                    CONDUCT OF THE AFFAIRS OF THE CORPORATION
                              AND ITS SUBSIDIARIES

3.1 MAJOR DECISIONS. Notwithstanding any other provision of this Agreement but subject to section 3.3, no obligation of the Corporation will be binding on it, and no action will be taken by or with respect to the Corporation in respect of any of the matters set forth below, without the prior written approval of both DHI and SGF Sante; the powers of each of the

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                                      -12-


         Boards are restricted accordingly, this Agreement constituting a unanimous shareholders' agreement in accordance with subsection 146(2)
         CBCA:

         3.1.1 any change to the fundamental nature of the Corporation or of the business it carries on from time to time, except as set out in the existing 5-year business plan (which includes a capital expenditure and financing plan) (the "Business Plan") annexed hereto as Schedule 3.1.1;

         3.1.2    the approval of any amendment to the Business Plan;

         3.1.3 the adoption or modification of annual operating budgets, capital expenditure budgets and research and development budgets of the Corporation, including, without limitation, all inter-company charges among the Corporation and its Affiliates, and the authorization of any derogations from such budgets which, in the case of the operating or capital expenditure budget, as the case may be, exceed individually or in the aggregate 10% of the amounts provided under the main headings of the operating budget or globally under the capital expenditure budget, as the case may be;

         3.1.4 the adoption or material modification of the annual marketing plant of the Corporation;

         3.1.5    any amendment to the articles of the Corporation;

         3.1.6 the adoption, amendment or repeal of a by-law of the Corporation;

         3.1.7 the allotment, issue, redemption or repurchase of Shares, Convertible Securities or the entering into of any agreement or the making of an offer or the granting of any right or option which may constitute an undertaking to do any of the foregoing transaction or any amendment to the existing Equity Participation Plan or the adoption of a new share option plan for the purchase of Shares for the benefit of management or employees of the Corporation or a Subsidiary of the Corporation;

         3.1.8 the voluntary liquidation, dissolution or winding-up of the Corporation, its consolidation, amalgamation, reorganization, association or merger with another Person, or the creation of a Subsidiary of the Corporation;

         3.1.9 the filing by the Corporation of a petition in bankruptcy, the Disposition its property in favour of its creditors or the filing of a proposal pursuant to any law relating to insolvency or protection from creditors or the filing of a compromise or an arrangement or a proposal, as well as the selection of a trustee in bankruptcy, if required;
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                                     -13-

     3.1.10 the institution or contestation of any legal proceeding material to the business and operations of the Corporation or the settlement of any such legal proceeding (excluding, in both cases, actions on accounts and lawsuits in respect of the rights and obligations of the Parties pursuant to this Agreement or otherwise);

     3.1.11 the approval of transactions out of the ordinary course of business of the Corporation, including, without limiting the generality of the foregoing, the following:

            (a)  any sale, acquisition or lease of immovable property;

            (b) the borrowing of money or the giving of security where the total amount, in each case, exceeds, singly or in the aggregate, $500,000 in any one year;

            (c) the granting of any loan (other than those contemplated in the Corporation's Equity Participation Plan) or the making of any investment by the Corporation or the granting of any guarantee by the Corporation in favour of a Third Party;

            (d) the Alienation or Disposition of a substantial part of the assets of the Corporation or the granting by the Corporation of an option to the same effect;

            (e) the acquisition of capital assets where the total consideration of the capital project as a whole exceeds $500,000;

            (f) the acquisition of an interest in another corporation, partnership, firm or business;

     3.1.12 the entering into, modification or termination of any contract for the purchase of raw materials or the sale of products where the term of such contract, including any renewal options in favour of the other party, exceeds three years or where the total consideration thereunder exceeds $5,000,000 and the entering into, modification or termination of any material technological transfer or material licensing agreement;

     3.1.13 the approval of, modification or termination of any agreements or other arrangements ("Inter-company Arrangements") between the Corporation and a Person which is a Related Party to the Corporation; such Inter-company Arrangements must be reflected in writing;

     3.1.14 the approval of the annual audited consolidated and non-consolidated financial statements of the Corporation;
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                                     -14-

     3.1.15 the annual appointment or the hiring of the president or the hiring of any management employee reporting directly to the president;

     3.1.16 the adoption, replacement, repeal or modification of any remuneration policy and the payment of any remuneration which is not in accordance with such a duly adopted policy; for the purposes of this subsection, the expression "remuneration" includes any Directors' fees and tokens;

     3.1.17 the repeal of or modification to the delegation of authority by the Board to officers and other management of the Corporation as set out in Schedule 3.1.17;

     3.1.18 any decision to change the date of the end of the financial year of the Corporation from December 31 of each year to another date.

     Unless DHI and SGF Sante have otherwise given their express written consent, in order to obtain the prior written consent required under this section 3.1, the Chief Executive Officer of the Corporation shall send to each of DHI and SGF Sante a notice describing the decision or action requiring its consent and the date at which such consent must be given along with all the documentation necessary to make a decision (the "Notice"). To indicate their consent or refusal, DHI and SGF Sante must notify the Corporation within 10 days following the receipt of the Notice of their consent or refusal (the "Reply Notice"). If the Corporation has not received Reply Notices within the aforementioned delay, DHI or SGF Sante, as the case may be, shall be deemed not to have consented to the request of the Corporation. In the event of an emergency, the aforementioned delay shall be three Business Days and the Notice shall set forth the nature of the emergency.

3.2 DISAGREEMENT. In the event DHI and SGF Sante do not agree on a matter listed in section 3.1 above, the STATUS QUO will prevail until the dispute is resolved by agreement between them. Only those matters referred to in subsections 3.1.10, 3.1.13 and 3.1.14 may, if one of DHI or SGF Sante considers that it would not be in the best interests of the Corporation to all the STATUS QUO to prevail, be submitted to arbitration in accordance with the provisions of this Agreement. In rendering a decision with respect to any such matter, the arbitrator(s) shall only consider the best interests of the Corporation.

3.3 INTER-COMPANY ARRANGEMENTS. Prior to the making of any Inter-company Arrangement involving the Corporation, the nature of the contract, the parties thereto and any Person receiving any commission or consideration in respect of the proposed contract shall be fully disclosed to DHI and SGF Sante and each Party shall disclose to DHI and SGF Sante any material interest in the proposed contract or the identity of any Related Party or any Third Party who would receive any commission or consideration in respect thereof. The consent of the Shareholder with an interest in any such Related Party shall not be required in respect of any resolution relating thereto, and no representative of any such interested Shareholder on a Board shall be entitled to vote in respect of any resolution relating thereto. Subject to section 3.4, the determination of the rights to be asserted and course of action to be taken by the Corporation, if any, with respect to an Inter-company Arrangement, shall be made without the participation, approval or consent of any Shareholder having a direct or indirect interest in such Related Party, and the Directors and other Shareholder in making any determination with respect thereto shall act strictly in the best interests of the Corporation.

3.4 INTER-COMPANY REVIEW COMMITTEE. Notwithstanding section 3.2 and notwithstanding the fact that Inter-company Arrangements may contain provisions for the resolution of disputes by arbitration, prior to submitting any dispute to arbitration, any dispute regarding an Inter-company Agreement shall first by referred to an inter-company review committee. Such committee will be composed of one Director of the Corporation nominated by DHI, one Director of the Corporation nominated by SGF Sante, the president from time to time of the Corporation and one representative of the Related Party who/which is the other party to the arrangement. The committee will only have the power and authority to recommend a course of action to the Board of the Corporation.

3.5 REPORTS. A report listing all inter-company charges among the Corporation and its Related Parties for the immediately preceding financial year shall be presented annually to the Board for ratification no later than the 60th day following the end of the financial year. Such report shall include (i) the names of all employees of the Corporation who provided services to a Related Party of the Corporation and a description of the nature and extent of such services and charges therefor, and (ii) details of all transfers of funds between the Corporation and Persons who/which are Related Parties thereto, including their purpose and amounts.

3.6 REIMBURSEMENT OF ADVANCES. Notwithstanding the foregoing, it is expressly agreed that the Corporation shall reimburse the existing interest bearing advances from DHI in accordance with the agreement with respect thereto entered into as of the date hereof between DHI and the Corporation.

3.7 APPLICATION TO SUBSIDIARIES. This Article 3, except for section 3.6, shall apply MUTATIS MUTANDIS to the conduct of the affairs and business of each Subsidiary of the Corporation.

3.8 LEGEND. The share certificates or, if applicable, the Convertible Securities certificates issued or to be issued by the Corporation and its Subsidiaries shall bear a legend that the shares or, if applicable, the convertible securities evidenced thereby, are subject to the terms and conditions of a unanimous shareholders' agreement and that these shares or, if applicable, these convertible securities, cannot be Disposed of or Alienated except in accordance with the provisions of this Agreement.

                               ARTICLE 4
                        SHAREHOLDERS' MEETINGS

4.1 QUORUM. The quorum at meetings of the Shareholders shall consist of Shareholders present, in person or by proxy, representing not less than 51% of the issued and outstanding Shares entitled to vote at such meeting provided that such Shareholders present, in person or by proxy, include each of DHI and SGF Sante. If a quorum is not reached at such meeting, that meeting may be adjourned by the Shareholders attending to a date no earlier than the third Business Day following the date of the original meeting date and no later than 6 Business Days after such original meeting date, in which case, provided notice of such adjourned meeting has been given to all Shareholders as soon as possible, the quorum shall be constituted by the Shareholders present.

4.2 MEETINGS. There shall be a Shareholders' meeting at the head office of the Corporation at least once a year. The chairman of the Board of DPI shall chair the meeting provided DHI is present and continues to hold more than 50% of the outstanding Shares.

4.3 NOTICES OF MEETING. Notices of meetings of the Shareholders shall be sent not less than 10 days in advance, each Shareholder hereby waiving its right to the longer notice period provided by Applicable Law. All notices of meetings of the Shareholders shall be accompanied by a brief but complete summary of all business on the agenda of the meeting. Not later than five days prior to the date of the meeting, each Shareholder shall have received copies of all documents necessary or useful to allow the Shareholders to make an informed decision.

4.4 AUDITORS. The appointment of Auditors shall require the approval of both DHI and SGF Sante. In the absence of agreement between them, the provision of section 3.2 shall apply MUTATIS MUTANDIS.

4.5 BY-LAWS. The Shareholders shall, to the extent necessary or appropriate, adopt or cause to be adopted a By-law of the Corporation and of each of its Subsidiaries to give effect to the provisions of this Agreement.

                                         ARTICLE 5

                                   ADDITIONAL FINANCING

5.1 ADDITIONAL SUBSCRIPTION. When and if the conditions set out in subparagraphs (i) and (ii) under heading "Capital Expenditure Plan - Second Lyophilization Unit" of the Business Plan attached hereto as
      Schedule 5.1 are met, DHI and SGF Sante agree to subscribe for the following additional common shares of the Corporation at a subscription price per share equal to approximately $1.19:

                                 NUMBER AND                     AGGREGATE
          SUBSCRIBER           CLASS OF SHARES              SUBSCRIPTION PRICE


         DHI                 840,336 common shares         $    1,000,000

         SGF Sante           420,168 common shares                500,000

      The provisions of the Subscription Agreement shall apply, MUTATIS MUTANDIS, to such subscription by SGF Sante. Such subscription accompanied by payment in full of the subscription price will take place within five Business Days of the receipt by the Shareholders of a written notice from the Corporation attesting to the fulfillment of the last of the above-mentioned conditions in the Business Plan, the Corporation hereby agreeing to send such notice as soon as it is aware of the fulfillment of such condition. Upon receipt of the subscription price therefor, the Corporation shall immediately cause such shares to be issued and allotted. In full or partial satisfaction of the subscription price by DHI, any amount then owing by the corporation to DHI may, at the option of SGF Sante, be set off against such subscription price.

5.2 NO FURTHER FINANCING. Except as provided in section 5.1, no Shareholder shall be required to invest additional funds in the Corporation.

5.3 SUBSCRIPTION RIGHTS. In the event the additional Subscription as provided in section 5.1 takes place, the Management Shareholders shall be entitled (but are not obliged) to subscribe for a number of additional common shares of the Corporation at a subscription price per share equal to $1.19 such that the percentage of outstanding Shares each such Management Shareholder owns after the subscriptions referred to herein and in section 5.1 is equal to the percentage of outstanding Shares each such Management Shareholder owned immediately before such subscriptions, in both cases calculated on a non-diluted basis. For greater certainty, such right to subscribe is limited to common shares of the Corporation only without any attached warrants. Such rights shall be exercised within 30 days of the subscription referred to in section 5.1 by written notice to the Corporation accompanied by payment in full, the whole subject to such additional terms, conditions and benefits as are contained in the Corporation's Equity Participation
      Plan and which pertain to the foregoing.

5.4 PARTICIPATION RIGHTS. In the event an injection of funds in the Corporation becomes necessary in order to prevent cessation or material curtailment of its activities, including, without limitation, in order to prevent the Corporation being in default under its material agreements (including pursuant to financial covenants), to prevent a petition in bankruptcy being filed against the Corporation or to prevent a seizure of a substantive portion of its assets, and provided the Corporation has exhausted all other avenues and recourses and no sources of conventional financing are available. As soon as this situation becomes apparent to either DHI or SGF Sante, either of them shall immediately advise the other and the Corporation of the situation notifying each of the amount of financing required ("Capital Amount").
      DHI and SGF Sante shall thereupon have the right to make such amounts available to the Corporation in the proportion that the number of voting and participating Shares held by each is to the total number of outstanding voting and participating Shares held by both (the "Participation Right") as follows. Subject to the eventual exercise of the Participation Rights and Additional Rights in accordance with the following, either DHI or SGF Sante may advance all or part of the Capital Amount to the Corporation to provide emergency funds as required (the "Emergency Advance"), on the same conditions as the Loan, such Emergency Advance to be reimbursed in part and/or converted into an Equity Investment and/or Loan, as the case may be, in accordance with the following.

5.5 NOTICE. To allow the exercise of the rights set forth in section 5.4 above, either DHI or SGF Sante shall give to the other a written notice which shall refer to (i) the Capital Amount the Corporation requires and (ii) the amount of each such Participation Right.

5.6 PERIOD FOR EXERCISE OF PARTICIPATION RIGHTS. If DHI and SGF Sante wish to exercise their respective Participation Right in full, they shall, within 45 days of the receipt of the notice set out in section 5.5, advise each other and the Corporation of such intention, in writing, and within the expiry of such 45-day period, subject to section 5.8, invest the full amount of their Participation Right in equity voting shares of the Corporation at a price per share determined in accordance with section 5.9 (the "Share Price").

5.7 ADDITIONAL RIGHTS. In the event either DHI or SGF Sante does not exercise its Participation Rights in full accordance with section 5.6 (either a "Non-Participating Shareholder" or a "Partly-Participating Shareholder", as the case may be), the Corporation shall immediately send a notice to the the other Shareholder if the latter has advised the Corporation of its intention to exercise its Participation Rights in full (the "Fully-Participating Shareholder") setting out the balance of the Capital Amount remaining unsubscribed. The Fully-Participating Shareholder shall then have the additional right (the "Additional
      Right") to make such balance available to the Corporation. The Fully-Participating Shareholder that wishes to exercise its Additional Rights shall do so by sending a written notice to the Corporation within five days of its receipt of the above notice from the Corporation indicating the maximum amount it is willing to advance to the Corporation on account of its Additional Rights.

5.8 EQUITY INVESTMENT AND LOAN. Following the exercise of the Participation Rights and the Additional Rights, DHI and SGF Sante, as the case may be, shall thereupon immediately:

      5.8.1 if they are both Fully-Participating Shareholders, invest the whole of their Participation Rights by subscribing for voting and participating Shares at a price per Share equal to the Share Price (the "Equity Investment);

      5.8.2 if one is a Partly-Participating Shareholder and the other is a Fully-Participating Shareholder, the Partly-Participating Shareholder shall invest the whole of the amount which it has agreed to invest by way of an Equity Investment, and the Fully-Participating Shareholder shall (i) invest the proportion of its Participation Rights determined in section 5.11 by way of an Equity Investment, and (ii) advance the balance of its Participation Rights and, as the case may be, its Additional Rights to the Corporation (the "Loan") as a loan with the terms and conditions set out in Schedule 5.8.2; or

      5.8.3 if one is a Non-Participating Shareholder, the other shall invest the whole of the amount which it has agreed to invest by way of a Loan,

      provided that neither shall be obliged to make any investment hereunder unless the whole of the Capital Amount shall be made available to the Corporation as a result of the exercise of the Participation Rights and Additional Rights. Any amount owing on account of capital and interest pursuant to an Emergency Advance shall be converted into such Equity Investment and/or Loan and the portion of an Emergency Advance not so converted shall thereupon be reimbursed to the lender with interest.

5.9 SHARE PRICE. The Share Price shall be equal to the Fair Market Value of the Shares on the date of the notice set out in section 5.5 and the Corporation shall immediately give the notice provided in the definition of "Fair Market Value" in Article 1 of this Agreement.

5.10 ISSUE OF SHARES. All the Shares subscribed pursuant to sections 5.6 and 5.8 above shall be fully paid and non-assessable upon their issue by the Corporation, which shall take place immediately following the establishment of the Share Price and, provided the Corporation shall have received their subscription price in full within the period provided in each said section, the Corporation shall remit to the Shareholders a certificate representing the Shares they subscribed for.

5.11 AMOUNT OF EQUITY INVESTMENTS. The proportion of the Participation Rights to be invested in the Equity Investment in accordance with subsection 5.8.2 shall be determined pursuant to the following formula:

                   A
                  ---
                   B

      where:

           A = the amount of the Participation Rights which are exercised by the Partly-Participating Shareholder

           B = the total Participation Rights of the Partly-Participating
               Shareholder.

5.12 RIGHTS OF MANAGEMENT SHAREHOLDERS. In the event that amounts have been invested in the Corporation by way of an Equity Investment or Loan in accordance with the foregoing, each of the Management Shareholders shall be entitled to acquire from each DHI and SGF Sante the portion of their respective Equity Investment and Loan determined in accordance with the following formula at a price equal to their cost:

           Q x R x S

      where:

           Q = the percentage of Shares held by the Management Shareholder on a Pro Rata Basis immediately before the Equity Investment and Loan

           R = the aggregate Equity Investment and Loan of both DHI and SGF
               Sante

           S = the proportion the number of Shares held by either DHI or SGF
               Sante, as the case may be, immediately before the Equity Investment and Loan bore to the total number of Shares held by DHI and SGF Sante together immediately before the Equity Investment and Loan.

      Such acquisition rights shall be exercised within 30 days of the completion of the Equity Investment and Loan by written notice to each of DHI and SGF Sante accompanied by payment in full. It is expressly agreed that the rights under this section 5.12 replace the pre-emptive rights provided for in the Equity Participation Plan which would otherwise have been available in respect of the Equity Investment.


                                   ARTICLE 6

                      RESTRICTIONS ON DISPOSITION OF SHARES
                          AND RIGHTS OF FIRST REFUSAL


6.1 GENERAL RESTRICTION ON DISPOSITION. Except as expressly provided in this Agreement, the Shareholders shall not Encumber or Dispose of their Shares or Convertible Securities without the previous written consent of DHI and SGF Sante, which may be arbitrarily withheld.

6.2 MERCK FROSST AGREEMENT. Nothing in this Agreement shall be interpreted or applied so as to modify or limit in any way the rights granted to Merck Frosst Canada Inc. under the Merck Frosst Agreement, it being expressly agreed that such rights prevail over the rights of the Parties under this Agreement.

6.3 EQUITY PARTICIPATION PLAN. The Parties expressly acknowledge that the Management Shareholders benefit from certain rights (including piggy-back rights in certain cases) and are subject to certain obligations (including drag along obligations in certain cases) under provisions of the Equity Participation Plan and agree to be bound by such provisions and, to the extent applicable, to carry out any obligations incumbent on a Party pursuant to such provisions (including the obligation to give notice to Management Shareholders of certain Dispositions of Shares, as the case may be). To the extent necessary, the provisions of this Agreement shall be interpreted and applied so as to give effect to such rights and obligations. In the case of an irreconcilable inconsistency between the provisions of the Equity Participation Plan and the provisions of this Agreement, the latter shall prevail.

6.4 RIGHT OF FIRST OPPORTUNITY. Subject to section 6.5, if, at any time after December 31, 2002, either of DHI or SGF Sante (the "Seller") wishes to Dispose of all and not less than all of its Shares and Convertible Securities (the "Offered Shares") to a Third Party, it first shall offer to the other (the "Offeree") an opportunity to purchase such Shares and Convertible Securities in accordance with the following provisions:

      6.4.1 the Seller first shall give the Offeree an opportunity to purchase all of the Offered Shares at a price in cash to be stipulated by the Seller in a written notice ("Notice of Intent") to be given to the Offeree.

      6.4.2 Within 90 days of receipt of the Notice of Intent, the Offeree shall give the Seller written notice of its acceptance of the offer to purchase all of the Offered Shares ("Notice of Acceptance") or written notice of its refusal of the said offer ("Notice of Refusal"). In the event that the Offeree fails to give either of the notices contemplated in this paragraph within the prescribed delays, it shall be deemed to have given a Notice of Refusal.

      6.4.3 In the event that the Offeree gives a Notice of Acceptance, the purchase of the Offered Shares shall take place on the 3rd day following receipt of the Notice of Acceptance at 10:00 A.M. Montreal time at the registered office of the Corporation or such other date, time and place as may be agreed in writing by the Seller and the Offeree (the "Closing").

      6.4.4 In the event that the Offeree gives a Notice of Refusal or is deemed to have given a Notice of Refusal, the Seller may Dispose of all and not less than all of the Offered Shares to a Third
             Party:

             (a) for a consideration not less than 75% of which consists of cash and not more than 25% of which consists of Acceptable Securities, provided the cash equivalent of the aggregate of such consideration is not less than 90% of the prices stipulated in the Notice of Intent; for such purposes, the cash equivalent of any Acceptable Securities included as part of the consideration shall be equal to their Market Price at the time of the Third-Party Closing under subsection 6.4.5;

            (b) and on terms no more favourable to the Third Party than those offered to the Offeree.

      6.4.5 The Seller shall not Dispose of the Offered Shares to a Third Party unless:

            (a) the sale to the Third Party takes place and is completed within six months of receipt of Notice of Refusal or the date upon which Notice of Refusal was deemed to have been given (the "Third-Party Closing");

            (b) the consideration and terms of the sale respect the
                provisions of subsection 6.4.4; and

            (c) the Third Party becomes a party to this Agreement and agrees and undertakes to respect and be bound by its provisions.

6.5 RIGHT OF FIRST REFUSAL. If at any time after December 31, 2002 either of DHI or SGF Sante (the "Seller") wishes to Dispose of all and not less than all of the Shares and Convertible Securities to a Third Party pursuant to a Good Faith Offer (the "Offered Shares"), it first shall offer to the other (the "Offeree") an opportunity to purchase such Shares and Convertible Securities in accordance with the following provisions:

      6.5.1 The Seller first shall give the Offeree an opportunity to purchase all of the Offered Shares for the consideration stipulated in the Good Faith Offer by written notice ("Notice of Intent") to the Offeree accompanied by a copy of the Good Faith Offer.

      6.5.2 Within 90 days of receipt of the Notice of Intent, the Offeree shall give the Seller written notice of its acceptance of the offer to purchase the Offered Shares ("Notice of Acceptance") or written notice of its refusal of the said offer ("Notice of Refusal"). In the event that the Offeree fails to give either of the notices contemplated in this paragraph within the prescribed delays, it shall be deemed to have given a Notice of Refusal.

      6.5.3 In the event that the Offeree gives a Notice of Acceptance for all of the Offered Shares, the purchase of the Offered Shares shall take place on the 3rd day following receipt of the Notice of Acceptance at 10:00 A.M. Montreal time at the registered office of the Corporation or such other date, time and place as may be agreed in writing by the Seller and the Offeree (the "Closing").

      6.5.4 In the event that the Offeree gives a Notice of Refusal or is deemed to have given a Notice of Refusal, the Seller may Dispose of all and not less than all of the Offered Shares to the Third Party pursuant to the Good Faith Offer for the consideration and on terms no more favourable to the Third Party than those set out in the Good Faith Offer.

      6.5.5 The Seller shall not Dispose of the Offered Shares to a Third Party pursuant to the Good Faith Order unless:

            (a) the sale to the Third Party takes place and is completed within 120 days of receipt of Notice of Refusal or the date upon which Notice of Refusal was deemed to have been given
                (the "Third-Party Closing");

            (b) the consideration and terms of the sale respect the
                provisions of subsection 6.5.4; and

            (c) the Third Party becomes a party to this Agreement and agrees and undertakes to respect and be bound by its provisions.

6.6   EXCEPTION IN FAVOUR OF SGF SANTE. The provisions of sections 6.1,
      6.4 and 6.5 shall not apply to any Disposition by SGF Sante to any other entity ultimately controlled by the government of the province of Quebec provided the acquiror agrees and undertakes to respect and be bound by the provisions of this Agreement.

6.7 GENERAL EXCEPTION. The provisions of sections 6.1, 6.4 and 6.5 shall not be applicable if a Shareholder Disposes of or Alienates all or part of the Shares or Convertible Securities, if any, he/it holds, and the Directors shall authorize (or, for further clarity, the Shareholders shall cause any of their representatives acting as Directors to authorize) the said Disposition or Alienation notwithstanding any other provisions in the articles or by-laws of the Corporation (other than those necessary for the maintenance of its closed company status within the meaning of the SECURITIES ACT (Quebec)), the whole without prior authorization from the other Shareholders, provided that this Disposition or Alienation be made to, or in favour of, a Person wholly-owned by such Shareholder or in respect of which such Shareholder holds the entirety of beneficial interest in or in favour of a Person by whom or by which the Shareholder is wholly-owned, in all cases, subject to the following conditions:

      6.7.1 that the assignee (i) confirm to the other Shareholders and to the Corporation its irrevocable consent to be bound by the provisions of this Agreement by transmitting to them an intervention duly executed, (ii) succeed this Shareholder in all its rights, benefits, obligations and responsibilities under this Agreement and
            (iii) be substituted for this Shareholder as completely as if the assignee were named in each provision of this Agreement and undertake not to issue shares of its share capital or Convertible Securities to a Person other than the assignor without the prior written consent of the other Shareholders, which consent may be given or refused at their entire discretion;

      6.7.2 that the Shares and Convertible Securities, if any, thus Disposed of or Alienated remain subject to the provisions of this Agreement in the hands of the said assignee;

      6.7.3 that the Shareholder remain bound by this Agreement and undertake not to Dispose of or Alienate all or any part of the Shares of the assignee that it will hold without having obtained the prior written consent of the other Shareholders, which consent may be given or refused at their entire discretion.


                                   ARTICLE 7

                               PIGGY-BACK RIGHTS

7.1   NOTICE OF PIGGY-BACK RIGHT. If, after complying with the conditions of
      Article 6, DHI (the "Vendor") may Dispose of the Offered Shares to a Third Party (the "Buyer"), then the Vendor shall so notify SGF Sante
      (the "Beneficiary") and inform it of the identity of the Buyer and, in the case of an offer not triggered by a Good Faith Offer, the terms and conditions of the sale.

7.2   PIGGY-BACK RIGHT. The Beneficiary shall then be entitled (the
      "Piggy-Back Right") to require the Buyer to purchase all and not less than all of the Beneficiary's Shares and Convertible Securities, as the case may be, (the "Piggy-Back Securities").

7.3 CONDITIONS. The purchase by the Buyer of the Piggy-Back Securities shall be made for the same consideration, on the same terms and in full compliance with the terms and conditions of the sale by the Vendor.

7.4   EXERCISE OF PIGGY-BACK RIGHT. The Beneficiary must exercise its
      Piggy-Back Right by giving notice to the Vendor (indicating the Piggy-Back Securities) within 20 days following receipt of the notice transmitted under section 7.1, failing which the Beneficiary, as the case may be, shall be deemed to have waived its Piggy-Back Right.

7.5 DISPOSITION OF PIGGY-BACK SECURITIES. The Vendor may Dispose of the Offered Shares to the Buyer only on the condition that the Buyer purchase the Piggy-Back Securities at the same time as it purchases the Offered Shares for the same consideration, on the same terms and in full compliance with the terms and conditions of the sale by the Vendor.

7.6 EXPIRY OF PERIOD. If the Disposition to the Buyer in accordance with these provisions is not completed within the delay provided in Article 6, the Vendor may not longer Dispose of the Offered Shares to the Buyer and, if it still wishes to Dispose of them, must re-offer them in accordance with Articles 6 and 7.

                                    ARTICLE 8

                     PUT AND CALL SHARES OF THE CORPORATION

8.1 PUT AND CALL. At any time after the fifth anniversary of the date hereof, subject to the provisions of section 8.10:

      8.1.1 SGF Sante may, from time to time, require DHI to purchase from it (the "Put"), all and not less than all of the Shares and Convertible Securities of the Corporation owned by SGF Sante (the "Put Shares"); and

      8.1.2 subject further to the provisions of section 8.4, DHI may, from time to time, require SGF Sante to sell to it (the "Call") all and not less than all of the Shares and Convertible Securities of the Corporation owned by SGF Sante (the "Call Shares"), at a price equal to the Fair Market Value thereof as of the date of the giving of the Put Notice or Call Notice, as the case may be, described in section 8.2.

8.2 NOTICE. SGF Sante shall exercise the Put by giving a written notice (the "Put Notice") to DHI of its intent to do so, accompanied by the notice referred to in the definition of Fair Market Value in Article 1. DHI shall exercise the Call by giving a written notice (the "Call Notice") to SGF Sante of its intent to do so, accompanied by the notice referred to in the definition of Fair Market Value in Article 1.

8.3 OVERRIDE. In the event of the exercise of the Put, DHI may, at its sole option and notwithstanding section 8.4, within five days of the receipt of the Put Notice, exercise the Call, in which case the Call shall override the Put and the Put Notice shall be considered to have been withdrawn.

8.4 CONDITIONS OF EXERCISE OF THE CALL. Notwithstanding section 8.1, DHI shall not be entitled to exercise the Call unless:

      8.4.1 sales of the Corporation on a consolidated basis for the four consecutive completed fiscal quarters immediately preceding the date of the giving of the Call Notice equal or exceed $42,000,000; and

      8.4.2 the retained earnings of the Corporation on a consolidated basis as at the end of the quarter immediately preceding the date of the giving of the Call Notice equal or exceed $4,000,000.

8.5 PAYMENT TERMS. Payment of the Fair Market Value of the Put Shares and the Call Shares, as the case may be, may be made by any combination, at DHI's sole discretion, of cash and newly issued, fully-paid common shares of DHI listed on the TSE provided that the portion of the price payable by way of the issue of common shares of DHI shall not exceed 40% of the total purchase price for the Put Shares and Call Shares, as the case may be. For such purposes, the common shares of DHI shall have a value equal to their Market Price as at the date of the giving of the Put Notice or Call Notice, as the case may be, and must be freely tradeable in Canada within 60 days of their issue.

8.6 SPECIAL CALL. At any time after the first anniversary of the date hereof, DHI may, from time to time, require SGF Sante to sell to it (the "Special Call") all and not less than all of the Shares and Convertible Securities of the Corporation owned by SGF Sante (the "Special Call Shares") at a price determined in accordance with section
      8.9 (the "Special Call Price").

8.7 SPECIAL CALL NOTICE. DHI shall exercise the Special Call by giving a written notice (the "Special Call Notice") to SGF Sante of its intent to do so, accompanied by the notice referred to in the definition of Fair Market Value in Article 1.

8.8 PAYMENT OF SPECIAL CALL PRICE. The Payment of the Special Call Price shall be made in cash only.

8.9 SPECIAL CALL PRICE. The price of the Special Call Shares shall be equal to the greater of:

      8.9.1 the Fair Market Value thereof as of the date of the giving of the Special Call Notice plus a premium equal to 10% of such Fair Market Value; and

      8.9.2 the amount which would provide SGF Sante with a 25%, pre-tax, annual compound rate of return on all sums invested by SGF Sante in the Corporation, calculated from the date of such investment(s) to the closing pursuant to section 8.11, together with a reimbursement of all such investment(s).

8.10  CHANGE OF CONTROL PROVISIONS.

      8.10.1 For the purposes of this Article 8, a "Non-Recommended Change of Control of DHI" means any transaction whereby shares of DHI representing more than 75% of the total outstanding voting rights attached to shares of DHI are ultimately acquired, directly or indirectly, by any Person or group of Related Parties without majority approval by the board of directors of DHI;

      8.10.2 For the purposes of this Article 8, a "Change of Control of SGF Sante" means any transaction whereby Control of SGF Sante is ultimately acquired, directly or indirectly, by any one other than the Government of Quebec;

      8.10.3 In the event of a Non-Recommended Change of Control of DHI, SGF Sante's Put, as described above, would become immediately exercisable, notwithstanding the delay set out in section 8.1. for a period of 60 days immediately following such Non-Recommended Change of Control of DHI;

      8.10.4 In the event of a Change of Control of SGF Sante, DHI's Call, as described above, would become immediately exercisable, notwithstanding the delay set out in section 8.1, for a period of 60 days immediately following such Change of Control of SGF Sante and it would not be subject to the provisions of section 8.4.

      For greater certainty, the respective rights of DHI and SGF Sante pursuant to sections 8.1 and 8.6 remain in full force and effect notwithstanding any failure to exercise rights pursuant to subsections
      8.10.3 or 8.10.4.

8.11 CLOSING. The purchase of the Put Shares, the Call Shares or the Special Call Shares, as the case may be, by DHI shall take place on the 3rd Business Day following the determination of the Fair Market Value, at 10:00 A.M., Montreal time, at the registered office of the Corporation or such other date, time and place as may be agreed in writing by SGF Sante and DHI.


                                     ARTICLE 9

                                  NON-COMPETITION


9.1 NON-COMPETITION COVENANTS. Each of DHI and SGF Sante undertakes in favour of the other Shareholders, the Corporation and its Subsidiaries for so long as they or any Person which is a Related Party of any of them remains a Shareholder of the Corporation whether directly or indirectly, alone or in partnership or in association or jointly with any other Person, as principal, agent, shareholder, lender, guarantor, employee, partner, consultant or subcontractor or in any other manner, not to:

      9.1.1 have an interest, direct or indirect, which enables it to exercise Control and direction over any commercial activities which include the manufacture of sterile biopharmaceutical products or lyophilics in North America (the "Activities"); or

      9.1.2 solicit, interfere or endeavor to direct or entice away from the Corporation or its Subsidiaries any customer, client, supplier or any Persons in the habit of dealing with the Corporation or its Subsidiaries on the relevant date or other customers, clients, suppliers or Person, approached by the Corporation or its Subsidiaries during the year preceding the end of such Shareholder's relationship with the Corporation or its Subsidiaries; or

      9.1.3 encourage any employee, consultant, officer or Director of the Corporation or its Subsidiaries or of a Person offering management services to the Corporation or its

         Subsidiaries to leave the Corporation or employ or solicit for employment any employee, consultant, officer or Director who is at the time of employment or solicitation employed or rendered services to the Corporation, its Subsidiaries or to a Person offering management services to the Corporation or its Subsidiaries.

9.2 EXTRAORDINARY REMEDIES. Each of DHI and SGF Sante acknowledges that its failure to respect its commitments and obligations set out in section 9.1 would cause the Corporation and its Subsidiaries sufficient prejudice to justify, in addition to the consequences contemplated in Article 9, recourse to the remedies of injunction and seizure before judgment.

9.3 REASONABLE SCOPE. Each of DHI and SGF Sante recognizes that the restrictions contemplated in section 9.1 are reasonable and valid, particularly with regard to their duration, their extent and the Persons contemplated thereby, and that these restrictions are essential in order to enable the Corporation and its Subsidiaries to protect their position adequately in the field where they carry on business, operate or pursue their activities and therefore exempts DHI and SGF Sante, the Corporation and its Subsidiaries from establishing the validity of these restrictions before any arbitration board or other court.

9.4 MANAGEMENT UNDERTAKINGS. Each of Gorham and Barkat undertakes in favour of the other Shareholders, the Corporation and its Subsidiaries to respect the non-compete and non-solicitation obligations incumbent on them pursuant to their respective employment contracts with the Corporation, copies of which are attached as Schedule 9.4, as if such obligations were incorporated in this Agreement.

9.5 LIMITATION OF SCOPE. The Parties acknowledge that if the extent of any restriction contained in this Article 9 is judged to be unreasonable, which is not the opinion of the Parties on the date hereof, such a restriction shall then be applicable up to the maximum permitted by the Applicable Law and the Parties hereby agree and accept that the extent of this restriction may be modified accordingly by any arbitration board or other court within the context of any procedure to enforce and give effect to such restriction.

                                  ARTICLE 10

                                CONFIDENTIALITY

10.1 The Shareholders agree, as long as such information or knowledge is not part of the public domain or required to be disclosed in accordance with Applicable Laws, not to disclose, publish or reveal in any manner whatsoever and to whomever (except to duly authorized representatives, agents, advisers and professionals employed by them or hired in connection with their activities as Parties to this Agreement), any information or knowledge which is valuable to the Corporation, secret and confidential concerning the business operated by the

      Corporation or its Subsidiaries, including, without limiting the generality of the foregoing, trade secrets, inventions, software, computer programs, patents, licences, manufacturing processes, know-how, customer lists or contracts of the Corporation or its Subsidiaries, the Shareholders and the Shareholders hereby expressly acknowledging that such trade secrets, inventions, software, computer programs, patents, licences, manufacturing processes, know-how, customer lists or contracts and all other information which are valuable to the Corporation, secret and confidential concerning the business operated by the Corporation or its Subsidiaries have been disclosed to them on a confidential basis.

                                  ARTICLE 11

                                  ARBITRATION

11.1 CHOICE OF ARBITRATION. Subject to section 11.11 below, any claim arising in respect of the present Agreement which is challenged, any controversy or dispute regarding the execution of the present Agreement, including its annulment, as well as any dispute with regard to the interpretation or application of the present Agreement must be submitted to arbitration to the exclusion of the courts, the whole in accordance with the procedure hereinafter established.

11.2 NOTICE TO ARBITRATE. Any party or parties to the present Agreement wishing to submit a claim, conflict, dispute or disagreement (collectively a "Dispute") to arbitration must forward to the other parties to the Dispute a written notice (hereinafter referred to as "Notice to Arbitrate"), containing a reasonably detailed description of the claim, conflict, dispute or disagreement and the nomination of an arbitrator.

11.3 CHOICE OF SECOND ARBITRATOR. Within 10 days of the receipt of Notice to Arbitrate, the other party or parties involved in the Dispute shall name a second arbitrator and send a notice to this effect to the party or parties making the submission, the first-named arbitrator and to the second-named arbitrator; in the absence of such a notice, the first-named arbitrator shall be the sole arbitrator and section 11.10 inclusively shall apply MUTATIS MUTANDIS.

11.4 CHOICE OF THIRD ARBITRATOR. The two arbitrators appointed in accordance with the above procedure shall, within 10 days following the appointment of the second arbitrator, name a third arbitrator who shall be a member in good standing of the Quebec Bar and will act as President of the Arbitration Committee; if the first two arbitrators fail to agree on a third arbitrator, either one or both may apply to a judge of the Superior Court of the Province of Quebec, District of Montreal, to appoint the third arbitrator.

11.5 CHOICE OF SINGLE ARBITRATOR. In order to minimize costs, the parties involved in any dispute may agree, in writing, to appoint a single arbitrator in which event a notice of such appointment shall be sent to the arbitrator in question; sections 11.6 to 11.10 inclusively shall apply MUTATIS MUTANDIS to such sole arbitrator.

11.6 HEARING AND AWARD. The hearing shall be held in Montreal. The date of hearing must be held within 30 days of the appointment of the third arbitrator. The award of the board of arbitrators must be rendered in writing and served to the parties within 90 days following the hearing. Any such award (including with respect to the payment of fees and disbursements related to the arbitration) which is rendered shall be final, binding and without appeal, and shall become executory as a judgement against the parties upon homologation.

11.7 PROCEDURE AND EVIDENCE. Notice shall be given by the arbitrators, in writing, of the time and place of any hearings except where such hearings are adjourned by the arbitrators in the presence of both of the parties hereto. In the conduct of the hearing and particularly in the taking of testimony or other evidence in the course thereof, the arbitrators shall be bound by the rules of law applying to the competence, relevance and materiality of witnesses and testimony in the courts of the Province of Quebec and the rules of procedure set out in the CODE OF CIVIL PROCEDURE OF QUEBEC. The arbitrators shall have full power and authority to permit, before or during any hearing, any amendment to the arbitration submission requested by the parties so submitting as well as any cross-demand by the other party or parties.

11.8 RESPECT OF DELAYS. In the event that the arbitration hearing is not held, or the arbitration award is not rendered, within the respective delays set out above, the arbitrators, upon the receipt of a written notice to this effect from any party to the arbitration, shall no longer have jurisdiction to decide the matter submitted to them, and any party may thereupon take all steps to submit the matter to arbitration once again pursuant to these rules of procedure.

11.9 REPLACEMENT OF ARBITRATORS. In the event that one or more of such arbitrators resigns, refuses to act, withdraws, dies or otherwise becomes unable to fulfill the duties imposed upon him, then his place shall be filled by the parties originally naming him or if named by the other arbitrators, his place shall be filled by an appointment made by them; if no replacement has been named within 15 days following the date upon which the parties were advised of such failure to act, the vacancy may be filled by a judge of the Superior Court of the Province of Quebec, District of Montreal, upon motion by one of the parties.

11.10 SUPPLETIVE PROVISIONS. The parties to these presents agree that the provisions presently in effect of the CODE OF CIVIL PROCEDURE OF QUEBEC shall receive suppletive application to any arbitration proceeding undertaken or held by virtue of the present agreement. In the event of a contradiction between the provisions of this Article 11 and the provisions of the aforementioned sections of the CODE OF CIVIL PROCEDURE OF QUEBEC, the provisions of this Article 11 shall have precedence.

11.11 EXCEPTIONS TO ARBITRATION.  Notwithstanding the provisions of this
      Article 11, any party shall be entitled to commence procedures in a court of law in order to obtain injunctive or attachment relief against a defaulting party.

11.12 LANGUAGE. Each party to the arbitration shall be entitled to use English or French at its or his sole discretion. The arbitrator(s) shall be bilingual and able to communicate in both English and French.

                                  ARTICLE 12

                                 MISCELLANEOUS

12.1 SUCCESSORS AND PERMITTED ASSIGNS. The provisions of this Agreement shall, except as otherwise provided herein, enure to the benefit of and be binding upon the Parties hereto and their respective representatives, administrators, successors and permitted assigns and each and every person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

12.2 NO ASSIGNMENT. Except as set forth in sections 6.6 and 6.7, no Party may assign its rights or obligations under this Agreement without the express written consent of all other parties.

12.3 NOTICES. All communications, notices and demands required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery, including delivery by courier or facsimile (with proof of receipt) to the addresses set forth below:

      IF TO SGF SANTE:

              SGF SANTE INC.
              C/O SOCIETE GENERALE DE FINANCEMENT DU QUEBEC
              600 de La Gauchetiere West
              Suite 1700
              Montreal, Quebec
              H3B 4L8

              Attention: The Secretary
              Fax: (514) 395-8055

      IF TO DHI:

              DRAXIS HEALTH INC.
              6870 Goreway Drive
              Mississauga, Ontario
              L4V 1P1

              Attention: The Secretary
              Fax: 905-677-5494

      IF TO GORHAM:

              Mr. Dwight Gorham
              522 Macquet
              L'Ile Bizard, Quebec
              H9C 2S4

              Fax: (514) 694-3841

      IF TO BARKAT:

              Mr. Mohammed Barkat
              146 MacDonald
              Kirkland, Quebec
              H9J 3Z3

              Fax: (514) 694-3841

      IF TO THE CORPORATION:

              DRAXIS PHARMA INC.
              16751 TransCanada Highway
              Kirkland, Quebec
              H9H 4J4

              Attention: President
              Fax: (514) 694-3841

      Each of the Parties shall be entitled to specify different or additional addresses by giving written notice to the other Parties in the manner set forth herein.

12.4 AMENDMENTS. This Agreement may be amended only by written agreement duly executed by all the Parties hereto.

12.5  TERMINATION.

      12.5.1 This Agreement shall cease and terminate on the occurrence of any of the following events, namely:

              (a) the bankruptcy or receivership of the Corporation, or the issue, with respect to the Corporation, by the CBCA Director of a certificate of dissolution pursuant to Section 211(15) and Section 262 CBCA or any similar provisions enacted in substitution therefor;

              (b) a written agreement of termination executed by all the Parties hereto;

              (c) when and if the aggregate number of Shares and Convertible Securities owned by either DHI or SGF Sante or their respective successors or permitted assigns represents less than 10% of the total outstanding Shares and Convertible Securities; or

              (d) when and if the aggregate number of Shares and Convertible Securities owned by DHI and SGF Sante or their respective successors or permitted assigns together is insufficient to enable them, together, to Control the Corporation.

12.6  TIME OF ESSENCE.  Time shall be of the essence of this Agreement.

12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one of the same instrument.

12.8 LANGUAGE. This Agreement is executed by all Parties hereto both in French and in English. The Parties hereto expressly agree that in case of any misunderstanding, conflict or controversy between them with respect to one of the provisions of this Agreement, the French version and the English version of this Agreement shall have equal value and neither of them shall prevail.


      IN WITNESS WHEREOF, this Agreement has been executed on the date hereinabove first set forth.

                                             DRAXIS HEALTH INC.

                                       Per:  /s/ Dr. Martin Barkin
                                             -------------------------------
                                             Dr. Martin Barkin, President

                                             SGF SANTE INC.

                                       Per: /s/ Francis Bellido
                                            --------------------------------
                                            Francis Bellido

                                       Per: /s/ Michel Beland
                                            --------------------------------
                                            Michel Beland

                                       DRAXIS PHARMA INC.

                                  Per: /s/ Dwight Gorham
                                       -----------------------------------
                                       Dwight Gorham, President


                                       /s/ Dwight Gorham
                                       -----------------------------------
                                       DWIGHT GORHAM


                                       /s/ Mohammed Barkat
                                       -----------------------------------
                                       MOHAMMED BARKAT

DRAXIS PHARMA INC.                                                       DRAFT
DELEGATION OF AUTHORITY                                       FEBRUARY 7, 2000
------------------------------------------------------------------------------

DEFINITION OF POSITIONS
SGF and DHI      SGF Sante Inc. and DRAXIS Health Inc.
Board            Board of Draxis Pharma Inc.
President        President of Draxis Pharma Inc.
C.F.O.           Chief Financial Officer of Draxis Pharma Inc.
                 (Initially, C.F.O. of DRAXIS Health Inc. will be
                 acting C.F.O. of Draxis Pharma Inc.)
Director         Reports directly to President of Draxis Pharma Inc.
Manager          Reports directly to Directors

                                                                                       MOST SENIOR APPROVAL REQUIRED
                                                                              ------------------------------------------------
                                                                    REF. TO                                                SGF
                                                                     S/HER                                                  &
               BASIC ELEMENTS OF MANAGEMENT PROCESS                AGREEMENT  MANAGER  DIRECTOR  C.F.O.  PRESIDENT  BOARD  DHI
-----------------------------------------------------------------  ---------  -------  --------  ------  ---------  -----  ---
A. GENERAL MANAGEMENT
   A.1 Changes to fundamental nature of business                     3.1.1                                                  o
   A.2 Management organization structure                                                                              o
   A.3 Annual business plan (Including: scope, goals, objectives,    3.1.2                                                  o
       organization, resources, budget, 5 year projections,
       capital plan, etc.) and changes thereto

B. CAPITAL EXPENDITURES
   B.1 Capital expenditures other than as described in 3.1.11
       (see Schedule 1)
   B.2 Disposal or write-off of fixed assets other than as                                                    o
       described in 3.1.11 (a) and (d)

C. OPERATIONS
   C.1 Derogation from annual operating or capital budgets by >      3.1.3                                                  o
       10%
   C.2 Contracts as described in 3.1.12                              3.1.12                                                 o
   C.3 Contracts and commitments other than those described in
       3.1.11 (see Schedule 1)
   C.4 Transactions outside of the normal course of business as      3.1.11                                                 o
       listed in 3.1.11
   C.5 Modifications to basic technologies and process equipment                                                      o
       in place or to quality standards established

                                                                                       MOST SENIOR APPROVAL REQUIRED
                                                                              ------------------------------------------------
                                                                    REF. TO                                                SGF
                                                                     S/HER                                                  &
               BASIC ELEMENTS OF MANAGEMENT PROCESS                AGREEMENT  MANAGER  DIRECTOR  C.F.O.  PRESIDENT  BOARD  DHI
-----------------------------------------------------------------  ---------  -------  --------  ------  ---------  -----  ---
   C.6 Modifications to equipment or installations non-related to                                            o
       technology or process, and within limitations of specific
       delegation for capital expenditures
   C.7 Modifications to programs for training, health, safety,                                               o
       environment, emergencies, etc.

D. SALES AND MARKETING
   D.1 Annual marketing plan (Including: volume, sales, discount,    3.1.4                                                   o
       credit terms, publicity, alliances, etc.) and material
       changes thereto
   D.2 Changes in marketing strategies and policies                                                           o
   D.3 Corporate communications materials (including web site)                                                o

E. HUMAN RESOURCES
   E.1 Changes to remuneration policy as provided for in 3.1.16      3.1.16                                                  o
   E.2 Changes to general human resource policies other than as                                                        o
       provided for in 3.1.16 (Including salary, benefits, pension, bonus plan, hiring, relationship with employees, vacations, overtime, health and safety, etc.)
   E.3 Hiring, annual appointment and employment terms of            3.1.15                                                  o
       President
   E.4 Approval of President's expense reports                                                     o
   E.5 Entering into or changes to collective agreement                                                                o
   E.6 Hiring, promotion, changes to terms of employment
       (including salary) and termination of (including severance pay):
       o First line management reporting directly to President       3.1.15                                                  o
       o Second line management                                                                               o
       o Other employees                                                                  o
       o Temporary personnel                                                              o
   E.7 Setting of annual objectives and administration of annual bonus plan including annual performance reviews:
       o President                                                                                                     o
       o First line of management                                                                             o
       o Second line management                                                           o
       o Other salaried employees                                                         o
   E.8 Approval of last pay for a terminated employee                                                         o

                                                                                       MOST SENIOR APPROVAL REQUIRED
                                                                              ------------------------------------------------
                                                                    REF. TO                                                SGF
                                                                     S/HER                                                  &
               BASIC ELEMENTS OF MANAGEMENT PROCESS                AGREEMENT  MANAGER  DIRECTOR  C.F.O.  PRESIDENT  BOARD  DHI
-----------------------------------------------------------------  ---------  -------  --------  ------  ---------  -----  ---
F. REGULATORY AND ENVIRONMENTAL
   F.1  Regulatory policies                                                                                            o
   F.2  Responses to regulatory authorities                                                                    o
   F.3  General compliance                                                                                     o

G. INSURANCE
   G.1  Insurance and risk management policies                                                                         o
   G.2  Insurance programs                                                                           o

H. INTERCOMPANY ARRANGEMENTS
   H.1  Establishment of or changes to any inter-company              3.1.13                                                  o
        (i.e. non-arm's length) arrangements

I. FINANCE
   I.1  Internal control procedures                                                                  o
   I.2  Financial reporting systems                                                                  o
   I.3  Bank signing authority (see Schedule 1)                                                                        o
   I.4  Investment as described in 3.1.11(c)                          3.1.11                                                  o
   I.5  Investments other than as described in 3.1.11(c) (see                                                          o
        Schedule 2)
   I.6  Interest rate and foreign exchange policies                                                  o
   I.7  Opening/closing of bank accounts                                                             o
   I.8  Incurrence of debt as described in 3.1.11(b)                  3.1.11                                                  o
   I.9  Establishment of/changes to credit facilities other than                                                       o
        those described in 3.1.11(b)
   I.10 Annual audited financial statements                           3.1.14                                                  o
   I.11 Accounting principles, methods and conventions                                                                 o
   I.12 Appointment of auditors                                        4.4                                                    o
   I.13 Audit fees plan                                                                              o
   I.14 Statutory reporting (incl. Income tax, RRQ, CSST,                                            o
        payroll, etc)
   I.15 Change in year-end                                            3.1.18                                                  o

J. TAXES
   J.1  Tax policy and planning                                                                                        o
   J.2  Compliance                                                                                   o

K. LEGAL
   K.1  Initiation, contestation or settlement of material legal      3.1.10                                                  o

                                                                                       MOST SENIOR APPROVAL REQUIRED
                                                                              ------------------------------------------------
                                                                    REF. TO                                                SGF
                                                                     S/HER                                                  &
               BASIC ELEMENTS OF MANAGEMENT PROCESS                AGREEMENT  MANAGER  DIRECTOR  C.F.O.  PRESIDENT  BOARD  DHI
-----------------------------------------------------------------  ---------  -------  --------  ------  ---------  -----  ---
        proceeding
   K.2  Initiation, contestation or settlement of any other legal                                                     o
        proceeding
   K.3  Appointment of corporate legal counsel                                                               o
   K.4  Share transactions as described in 3.1.7                     3.1.7                                                  o
   K.5  Minutes of Board meetings                                                                                     o

L. OTHER
   L.1  Changes to delegation of authority as described herein       3.1.17                                                 o
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